Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-228909) and Form S-8 (No. 333-234619) of LiveXLive Media, Inc. of our report dated March 25, 2020, relating to the consolidated financial statements of Courtside Group, Inc. (d/b/a PodcastOne), appearing in this Current Report on Form 8-K/A.

/s/ RSM US LLP

Los Angeles, California

September 14, 2020